Execution Copy

Exhibit 10.5

Schedule 5.3

     Deliver to Agents, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agents:

Monthly (not later than the last Business Day of each Monthly Period)

(a) an unaudited consolidated and consolidating balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations during such prior month and during the period commencing on the first day of the applicable fiscal year and ending on the last day of the prior Monthly Period,

(b) a Compliance Certificate, and

(c) a report of any “deemed dividend” tax liability assessed against the Borrower or any of its Subsidiaries.

Quarterly (not later than 45 days after the end of each fiscal quarter of Borrower)

(d) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such prior quarter and during the period commencing on the first day of the applicable fiscal year and ending on the last day of the prior quarter, and

(e) copies of each Material Contract entered into since the delivery of the previous Compliance Certificate, together with any amendments to any existing Material Contracts entered into since the delivery of the previous Compliance Certificate,

(f) a Compliance Certificate.

Annually (not later than 90 days after the end of each of Borrower’s fiscal years)

(g) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agents and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(h) a Compliance Certificate.

Annually (not later than 30 days prior to

(i) copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agents, in their Permitted Discretion, for the the start of each of Borrower’s fiscal years)

forthcoming three (3) years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby, and

(j) an accounting calendar for the forthcoming fiscal year, which shall set forth the first and last dates of each of Borrower’s Monthly Periods and fiscal quarters in such year.

If and when filed by Borrower,

(k) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(l) any other filings made by Borrower with the SEC, and

(m) any other information that is provided by Borrower to its shareholders generally.

Promptly after the commencement thereof, but in any event within five (5) days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(o) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

Upon the request of any Agent,

(p) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.